Exhibit 99.2

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Property Trust Raises $47.4 Million in Equity Private Placement, Identifies a $130 Million Investment Pipeline and Announces Intention to Reinstate Preferred Dividend

Investor Conference Call to be Held on October 7, 2013 at 4:30 PM EDT

New York, NY – October 7, 2013 - Gramercy Property Trust Inc. (NYSE: GPT), a real estate investment trust, today announced that along with its $47.4 million equity raise that it has an identified $130 million investment pipeline. Additionally, the Company intends to resume timely payments of dividends on the Company’s Series A cumulative redeemable preferred stock, beginning with the dividend due for the fourth quarter of 2013. Additional details on the Company’s investment pipeline will be available in the investor presentation that will be posted prior to the call on the Company’s website, www.gptreit.com. In connection therewith, the Company intends to satisfy and pay all accrued but unpaid preferred stock dividends for prior periods. The Company also announced its intention to initiate payment of common stock dividends during 2014. The record and payment dates for all Company dividend payments will be made as and when the same are determined by the Company’s board of directors.

As previously announced, on October 4, 2013, the Company executed definitive agreements for a private placement of 11,535,200 shares of common equity (the “Private Placement”) at a price of $4.11 per share, raising gross proceeds of $47.4 million. Investors in the Private Placement received one Contingent Value Right (“CVR”) per common share, entitling the CVR holder to a limited downside protection in the form of a one-time cash payment (not to exceed $0.46 per share) in the event the Company’s volume weighted average share price for the ten trading day period ending March 25, 2014 (“Lock-Up End Date”) is less than $4.11 per share. The Private Placement investors have agreed not to sell the common shares that they receive in the Private Placement or the related CVRs prior to the Lock-Up End Date.

The Company anticipates closing the Private Placement later today. The Company’s financial advisor and placement agent for the Private Placement was Morgan Stanley & Co. LLC. The Company’s counsel for the Private Placement was Morgan, Lewis & Bockius LLP.

The Company intends to use the net proceeds from the Private Placement for the acquisition of its investment pipeline, payoff of preferred accrual and general corporate purposes.

Gordon F. DuGan, Chief Executive Officer, commented, “We believe that this equity raise at market pricing is very strategic for Gramercy as we will be able to use these proceeds and our existing liquidity to acquire an attractive pipeline of $130 million of investment opportunities as well as payoff the existing preferred dividend accrual.  As such, the proceeds from this offering will allow us to have an increased FFO and common dividend paying ability for 2014 while maintaining additional financial flexibility.  Gramercy’s momentum continues to build as we have become a leading industrial and office net lease REIT.”

The Company's executive management team will host an investor conference call and audio webcast this afternoon, Monday, October 7, 2013, at 4:30 PM EDT.

The live call will be webcast in listen-only mode on Gramercy’s website at www.gptreit.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing (888) 895-5271 - Domestic or (847) 619-6547 - International, using confirmation code “GRAMERCY.”

A replay of the call will be available from October 7, 2013 at 7:00 PM EDT through October 10, 2013 at 11:59 PM EDT by dialing (888) 843-7419 - Domestic or (630) 652-3042 - International, using pass code 3585 4886#.

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The securities sold in this private offering have not yet been registered under the Securities Act of 1933, as amended, or any state securities laws. Therefore, they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

About Gramercy Property Trust

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. The Company also operates an asset management business that manages for third-parties, including our joint venture partners, commercial real estate assets throughout the United States primarily leased to financial institutions and affiliated users.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.